Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
November 3, 2014	301.986.1800

EAGLE BANCORP COMPLETES MERGER WITH VIRGINIA HERITAGE BANK

BETHESDA, MD. Eagle Bancorp, Inc. (“Eagle”) (Nasdaq: EGBN), the parent company of EagleBank, today announced that the acquisition of Virginia Heritage Bank (“Virginia Heritage”), through the merger of Virginia Heritage with and into EagleBank, became effective on October 31, 2014.

As a result of the merger, EagleBank has aggregate assets of approximately $5.10 billion, net loans of approximately $4.16 billion and deposits of approximately $4.36 billion. Following planned consolidations of two branches and disposition of one branch, EagleBank will have 22 offices in Northern Virginia, Montgomery County, Maryland, and the District of Columbia.

Each share of Virginia Heritage common stock has been converted into 0.6632 shares of Eagle common stock and $7.50 in cash, as a result of the effectiveness of the merger.  As a result of the acquisition, Eagle issued approximately 4.01 million shares of Eagle common stock, not including approximately 402 thousand shares of common stock issuable upon the exercise of options to acquire Virginia Heritage common stock, as adjusted in accordance with the Agreement and Plan of Reorganization. The aggregate value of the transaction, based on Eagle’s closing price on October 31, 2014 is approximately $198.6 million.

“We are extremely excited about our combination with Virginia Heritage Bank and what this means for customers, shareholders and the community,” said Ronald D. Paul, Chairman and CEO of Eagle Bancorp and EagleBank. “The basis of our success has been an unwavering commitment to the Washington area and our putting relationships first. This combination only solidifies our existing commitment to Northern Virginia businesses and neighborhoods, and deepens and broadens it. Furthermore, Virginia Heritage customers will now have access to a $5.1 billion bank, with a nearly $90 million lending limit. But some things aren’t changing. Access to local decision makers who live in the community and an on-the-ground understanding of the market and what drives success remain stronger than ever. We welcome Dave Summers and the entire team of Virginia Heritage professionals to our combined company.”

David P. Summers, Chairman and CEO of Virginia Heritage, who joins the Board of Directors of Eagle and EagleBank commented “The alliance of our two companies should prove a winning combination all around. The goals and visions of our two banks, customer service, credit quality and shareholder value, have always been the same.  I look forward to working with Ron as we integrate our operations and continue the expansion of the premier Washington, DC community bank.”

About Eagle Bancorp, Inc. Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 24 offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Eagle’s operations and policies and regarding general economic conditions.  These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between EagleBank and Virginia Heritage and (ii) Eagle’s plans, obligations, expectations and intentions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases.

These statements are based upon the beliefs of the management of Eagle as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the parties’ market, and their impact on the operations and assets of the parties, interest rates and interest rate policy, competitive factors, judgments about the ability of the parties to successfully consummate the merger and to integrate the operations of the two companies, the expected growth opportunities or cost savings resulting from the merger, which may not be fully realized or take longer than expected to realize; the ability of the two companies to avoid customer dislocation or runoff, and employee attrition, following the merger, the demand for and pricing of subordinated debt or other securities, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required regulatory and shareholder approvals; the ability to complete the merger as expected and within the expected timeframe; and the possibility that one or more of the conditions to the completion of the merger may not be satisfied.  Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on such forward-looking statements.  Please refer to Eagle’s periodic reports on Form 10-K and 10-Q and to its Current Reports Form 8-K, including the discussions of Risk Factors contained therein, for additional factors which may impact the Company’s performance and results. Past results are not necessarily indicative of future performance.  Eagle assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.